Exhibit 4.2

Addendum to Secured Promissory Note

This addendum (this "Addendum") is attached to and incorporated into that certain Secured Promissory Note dated June 15, 2017 in the original principal amount of $5,600,000.00 (the "Note") made by Trans American Aquaculture, LLC, a Texas Limited Liability Company ("Borrower"), to King's Aqua Farm LLC, a Texas Limited Liability Company ("Lender"), and shall control and supersede the terms and conditions in the Note should there be a conflict of the provisions herein.

In the event Borrower or its successors, heirs and/or assigns are put in the position of having to spend money or resources to resolve any dispute, litigation or controversy related to or arising out of the rights to the incoming water to the Property or to the intake canal on and/or adjacent to the Property through which the incoming water 'flows and to get such intake canal operational again (the "Water Expenses"), Lender agrees to promptly and fully reimburse the Borrower or its successors, heirs and/or assigns for such Water Expenses including attorney fees and court costs. Accordingly, Borrower or its successors, heirs and/or assigns are specifically permitted to apply such Water Expenses against and as a credit towards the amounts due under the Note.

In the event Borrower, as the owner of the Property, or any of its successors and/or assigns, is unable or not permitted (for any reason) to use or have access to the incoming water to the Property due to any dispute, litigation or controversy related or arising out of the rights to the incoming water to the Property or to the intake canal on and/or adjacent to the Property and thus must cease the operation of Borrower's business at the Property, then Borrower is permitted, in its sole discretion, to suspend payments due under the Note until the use and access to the incoming water is restored. During the time the payments are suspended (the "Suspension Period"), no interest or penalty shall accrue or be imposed., Once Borrower is able to use or have access to the incoming water to the Property, payments will resume but it being understood that Borrower shall not be required to make any catch-up payments after the Suspension Period and the Maturity Date shall be extended for the length of time equal to the Suspension Period.

In the event that any conflicts arise between the Note and this Addendum, this Addendum shall govern.

ACCEPTED AND AGREED:

BORROWER:		LENDER:

TRANS AMERICAN AQUACULTURE, LLC		KING'S AQUA FARM, LLC

By:	/s/ Cesar Granda	By:	/s/ Jizhong Wang
Name: Cesar Granda		Name: Jizhong Wang
Title: Member		Title: Director/Manager